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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of October 19, 2001, by and among Reliant Energy, Incorporated, a Texas corporation ("REI"), Reliant Energy MergerCo, Inc., a Texas corporation ("MergerCo"), and CenterPoint Energy, Inc., a Texas corporation ("CEP").

     WHEREAS, REI has authorized capital consisting of (i) 700,000,000 shares of common stock, without par value ("REI Common Stock"), of which 298,124,743 shares were issued and outstanding as of the date hereof and 4,511,691 shares were held as treasury stock; (ii) 10,000,000 shares of preferred stock, without par value ("REI Preferred Stock"), of which 97,397 shares are issued and outstanding; (iii) 10,000,000 shares of preference stock, without par value ("REI Preference Stock"), of which 50,810 shares (consisting of four separate series) are issued and outstanding; and

     WHEREAS, CEP has authorized capital consisting of 1,000,000,000 shares of common stock, without par value ("CEP Common Stock"), of which 1,000 shares are issued and outstanding and are owned beneficially and of record by REI, and 20,000,000 shares of preferred stock, without par value ("CEP Preferred Stock"), of which no shares are issued and outstanding; and

     WHEREAS, MergerCo has authorized capital consisting of 1,000 shares of common stock, without par value ("MergerCo Common Stock"), of which 100 shares are issued and outstanding and are owned beneficially and of record by Utility Holding LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CEP ("Utility LLC"); and

     WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of their respective shareholders to merge MergerCo with and into REI with REI being the surviving corporation (the "Merger"), for the purpose and with the effect of establishing CEP as the indirect parent corporation of REI in a transaction intended to qualify for tax-free treatment; and

     WHEREAS, REI, CEP and MergerCo desire to make certain covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement at the Effective Time, MergerCo shall be merged with and into REI in accordance with the Texas Business Corporation Act (the "TBCA"). As soon as practicable at or after the closing of the Merger (the "Closing"), articles of merger, prepared and executed in accordance with the relevant provisions of the TBCA, with respect to the Merger (the "Articles of Merger") shall be filed with the Secretary of State of the State of Texas. The Articles of Merger shall state that the Merger is to become effective immediately upon filing of the Articles of Merger with the Secretary of State of the State of Texas or, if agreed to by REI, CEP and MergerCo, at such time thereafter as is provided in the Articles of Merger. The Merger shall become effective at the time of the issuance of the certificate of merger with respect to the Merger by the Secretary of State of the State of Texas or, if a later effective time was provided in the Articles of Merger, such later time (the "Effective Time").

     1.2 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be as soon as practicable after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article 3 (the "Closing Date"), at the offices of Baker Botts L.L.P., 910 Louisiana, Houston, Texas 77002, unless another date or place is agreed to in writing by the parties.

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     1.3  Effects of the Merger.

     (a) At the Effective Time: (i) MergerCo shall be merged with and into REI, the separate existence of MergerCo shall cease and REI shall continue as the surviving corporation (REI is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of REI as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; and (iii) the Bylaws of REI as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b) The directors and officers of MergerCo at the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     (c) The Merger shall have the effects set forth in this Section 1.3 and the applicable provisions of the TBCA.

                                   ARTICLE 2

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of REI, CEP and MergerCo:

          (a) Cancellation of CEP Common Stock. Each share of CEP Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (b) Exchange of MergerCo Common Stock. Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, without par value, of the Surviving Corporation.

          (c) Exchange of REI Common Stock. Each share of REI Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of CEP Common Stock. Pursuant to a Rights Agreement between CEP and JP Morgan Chase Bank, as Rights Agent (the "CEP Rights Agreement"), each share of CEP Common Stock so issued upon such conversion of REI Common Stock as a result of the Merger shall entitle the holder thereof to associated rights ("CEP Stock Purchase Rights") to purchase one one-thousandth of a share of Series A Preferred Stock, without par value, of CEP ("CEP Series A Preferred Stock"). All references in this Agreement to the CEP Common Stock to be received pursuant to the Merger shall be deemed to include the associated CEP Stock Purchase Rights. The Rights Agreement (the "REI Rights Agreement"), dated as of July 11, 1990 and amended and restated as of August 6, 1997, between REI and Chase Bank of Texas, National Association ("Chase"), as Rights Agent, and the rights issued thereunder associated with the REI Common Stock ("REI Stock Purchase Rights") shall be terminated. All shares of REI Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect to stock of the Surviving Corporation, and their sole rights shall be with respect to the CEP Common Stock into and for which their shares of REI Common Stock shall have been converted in the Merger.

          (d) Treatment of REI Restricted Shares. Each share of REI Common Stock previously awarded as a restricted share award under one of REI's employee benefit plans, whether awarded by stock certificate or by bookkeeping entry, shall automatically and without any action on the part of the holder thereof be converted into one share of CEP Common Stock subject to the same conditions and restrictions as applicable to the restricted share award immediately prior to the Effective Time.

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          (e) Treatment of REI Stock Options.  Each unexpired option to purchase
     REI Common Stock that is outstanding at the Effective Time (an "REI Stock Option"), whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into an option to purchase the number of shares of CEP Common Stock equal to the number of shares of REI Common Stock that could be purchased under such REI Stock Option at a price per share of CEP Common Stock equal to the per share exercise price of such REI Stock Option.

          (f) REI Preference Stock Unchanged. Each share of REI Preference Stock issued and outstanding immediately prior to the Effective Time shall not be converted or otherwise affected by the Merger and shall remain outstanding after the Merger.

          (g) REI Treasury Stock. Each share of REI Common Stock held by REI in its treasury at the Effective Time, if any, shall be canceled.

     2.2 Exchange of REI Common Stock Certificates. Following the Effective Time, each outstanding certificate which, prior to the Effective Time, represented REI Common Stock shall be deemed and treated for all purposes to represent the ownership of the same number of shares of CEP Common Stock as though a surrender or transfer and exchange had taken place. Each holder of an outstanding certificate or certificates which, prior to the Effective Time, represented shares of REI Common Stock may, but shall not be required to, surrender the same to CEP for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of shares of CEP Common Stock as the shares of REI Common Stock previously represented by the stock certificates surrendered. The stock transfer books for the REI Common Stock shall be deemed to be closed at the Effective Time and no transfer of outstanding shares of REI Common Stock shall thereafter be made on such books, but when certificates that formerly represented shares of REI Common Stock are duly presented to CEP or its transfer agent for exchange or transfer, CEP will cause to be issued in respect thereof certificates representing an equal number of shares of CEP Common Stock.

                                   ARTICLE 3

                            CONDITIONS TO THE MERGER

     Completion of the Merger is subject to the satisfaction of the following conditions:

     3.1 Shareholder Approval. This Agreement and the transactions provided for herein shall have been approved by holders of common stock of each of REI and MergerCo as and to the extent required by their respective Articles of Incorporation and the TBCA.

     3.2 CEP Common Stock Listed. The CEP Common Stock to be issued and to be reserved for issuance pursuant to the Merger, together with the related CEP Stock Purchase Rights, shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange and the Chicago Stock Exchange.

     3.3 Tax Opinion. There shall have been delivered an opinion of tax counsel to the effect that none of CEP, REI and the holders of REI Common Stock will recognize taxable gain or loss as a result of the consummation of the Merger.

     3.4 Regulatory Approvals. All authorizations by and approvals of any governmental or public authority or agency deemed necessary or advisable by the Board of Directors of REI in connection with the Merger and other related transactions shall have been obtained, shall be in full force and effect, shall not have been revoked and shall be legally sufficient to authorize the transactions contemplated by this Agreement.

     3.5 Other Approvals or Waivers. All third party consents or waivers deemed necessary or advisable by the Board of Directors of REI in connection with the Merger and other related transactions shall have been obtained.

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     3.6  Redemption of REI Preferred Stock.  REI will have redeemed the 97,397 outstanding shares of REI Preferred Stock.

     3.7 Registration Statement. A registration statement under the Securities Act of 1933 relating to the CEP Common Stock to be issued and reserved for issuance in connection with the Merger shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order.

     3.8 IRS Rulings. REI will have received favorable rulings from the IRS to the effect that: (a) CEP's proposed distribution (the "Distribution") of the stock of Reliant Resources, Inc. currently owned by REI will be tax free to CEP and its shareholders and (b) the formation of the holding company and the Distribution will not negatively impact the tax treatment of REI's nuclear decommissioning trust.

                                   ARTICLE 4

                           AMENDMENT AND TERMINATION

     4.1 Amendment. REI and CEP, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the holders of REI Common Stock (as provided in Section 3.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the holders of REI Common Stock, materially and adversely affect the rights of the holders of REI Common Stock.

     4.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the holders of REI Common Stock, by action of the Board of Directors of REI if such Board of Directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of REI or its shareholders. The parties hereto, and any officers or directors thereof, shall not have liability to any person, including, without limitation, any shareholder of REI, in the event of such termination.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1  Assumption of Plans.

     (a) Investors Choice Plan. At the Effective Time, CEP will succeed to and assume responsibility for the Investor's Choice Plan.

     (b) Stock Based Employee Benefit Plans. At the Effective Time, CEP will succeed to and assume responsibility for the Reliant Energy, Incorporated Savings Plan, the Houston Industries Incorporated Long-Term Incentive Compensation Plan, the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan, the Long Term Incentive Plan of Reliant Energy, Incorporated, the Reliant Energy, Incorporated Business Unit Performance Share Plan, the Reliant Energy, Incorporated and Subsidiaries Common Stock Participation Plan for Designated New Employees and Non-Officer Employees, the NorAm Energy Corp. 1994 Incentive Equity Plan, the Reliant Energy, Incorporated Supplemental Stock Plan for Outside Directors, the Houston Industries Incorporated Stock Benefit Plan and the Houston Industries Incorporated Stock Plan for Outside Directors, (collectively referred to as the "Stock Based Plans"); and, by virtue of the Merger and without any action on the part of the holder thereof, each right or option under the Stock Based Plans to purchase or receive shares of REI Common Stock granted and outstanding immediately prior to the Effective Time shall be converted into and become a right or option to purchase or receive an equivalent number of shares of CEP Common Stock at the same price per share, and/or upon the same terms and subject to the same conditions and restrictions, as applicable, immediately prior to the Effective Time under the relevant right or option.

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     CEP will reserve, for purposes of the Stock Based Plans, a number of shares of CEP Common Stock equivalent to the number of shares of REI Common Stock reserved by REI for such purposes immediately prior to the Effective Time.

     (c) Other Benefit Plans. At the Effective Time, CEP will succeed to and assume responsibility for all other benefit- and employment-related plans, programs, contracts and agreements maintained by REI as in effect immediately prior to the Effective Time.

     5.2  Assumption of Indebtedness.  As of the Effective Time:

          (a) CEP and REI will execute and deliver assumption agreements pursuant to which CEP will expressly assume all of REI's obligations under REI's installment payment obligations relating to approximately $1.4 billion of Pollution Control Bonds issued by various governmental authorities on behalf of REI, and

          (b) CEP, REI and the Trustees under (i) the Subordinated Indenture dated as of September 1, 1999, between REI and Chase, as Trustee, (ii) the Indenture dated as of April 1, 1991, between Houston Industries Incorporated and The Bank of New York Trust Company of Florida, as Trustee,
     (iii) the Collateral Trust Indenture dated September 1, 1988, between REI (formerly known as Houston Lighting & Power Company ("HL&P")) and Chase (as successor to Texas Commerce Bank, National Association), as Trustee, (iv) the Junior Subordinated Indenture dated as of February 15, 1999, between REI and The Bank of New York, as Trustee, and (v) the Junior Subordinated Indenture dated February 1, 1997 between REI (formerly known as HL&P) and The Bank of New York, as Trustee, will execute and deliver supplemental indentures pursuant to which CEP will expressly assume all of REI's obligations under, and will become the primary obligor with respect to (i) $1 billion 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029, (ii) $100 million of Debentures with an interest rate of 7.875%, (iii) $250 million of Medium-Term Notes with interest rates ranging from 6.5% to 8.15%, (iv) the Junior Subordinated Debentures related to and REI's guarantees of $375 million of 7.20% trust preferred securities issued by REI Trust I, $250 million of 8.125% trust preferred securities issued by HL&P Capital Trust I and $100 million of 8.257% capital securities issued by HL&P Capital Trust II.

     5.3  Preferred Share Purchase Rights.

          (a) Amendment of REI Rights Agreement. Prior to the Effective Time, REI will enter into an amendment to the REI Rights Agreement to preclude the Merger from triggering a distribution of rights under the REI Rights Agreement and provide that the REI Stock Purchase Rights shall expire upon the consummation of the Merger.

          (b) Adoption of CEP Rights Agreement. Prior to the Effective Time, CEP will adopt the CEP Rights Agreement, which will be substantially similar in form and substance to the REI Rights Agreement.

          (c) Capitalization. Prior to the Effective Time, CEP will designate shares of CEP Series A Preferred Stock having terms and provisions substantially similar to, and a number of shares identical to, those of REI's Series A Preference Stock.

     5.4 Election of Directors. Effective immediately prior to the Effective Time, REI, in its capacity as the sole shareholder of CEP, will elect each person who is then a member of the board of directors of REI as a director of CEP (and to be the only directors of CEP) in the classes indicated below, each of whom

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shall serve until the annual meeting of shareholders of CEP at which his or her term expires and until his successor shall have been elected and qualified:

CLASS I                         CLASS III
James A. Baker, III             Milton Carroll
Richard E. Balzhiser, Ph.D.     John T. Cater
O. Holcombe Crosswell           R. Steve Letbetter
CLASS II
Robert J. Cruikshank
T. Milton Honea
Laree E. Perez

     5.5 Listing of CEP Common Stock. CEP will use its best efforts to obtain, at or before the Effective Time, authorization to list, upon official notice of issuance, on the New York Stock Exchange and the Chicago Stock Exchange the CEP Common Stock issuable pursuant to the Merger together with the related CEP Stock Purchase Rights.

     5.6 Redemption of REI Preferred Stock. Prior to the Effective Time, REI will redeem the 97,397 outstanding shares of REI Preferred Stock at a redemption price of approximately $10,226,685 plus accrued and unpaid dividends to the date fixed for redemption.

     5.7 Conversion. Immediately after the Effective Time, REI will use its best efforts to convert to a limited liability company under Texas law.

     5.8 Contribution of Treasury Stock. Immediately prior to the Effective Time, REI will contribute to the capital of CEP all of the shares of REI Common Stock held by REI in its treasury, if any.

     5.9 Approval of MergerCo Shareholder. CEP covenants and agrees that it will, as the sole member of Utility LLC, cause Utility LLC, as the sole shareholder of MergerCo, to vote all shares of common stock of MergerCo owned by Utility LLC to approve this Agreement.

                                   ARTICLE 6

                                 MISCELLANEOUS

     6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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     IN WITNESS WHEREOF, REI, CEP and MergerCo have each caused this Agreement and Plan of Merger to be executed by their respective officers thereunto authorized, all as of the date first written above.

                                          RELIANT ENERGY, INCORPORATED,
                                          a Texas corporation

                                          By: /s/ R. STEVE LETBETTER
                                            ------------------------------------
                                          Name:  R. Steve Letbetter
                                          Its:   Chairman, President and
                                                 Chief Executive Officer

                                          RELIANT ENERGY MERGERCO, INC.,
                                          a Texas corporation

                                          By: /s/ R. STEVE LETBETTER
                                            ------------------------------------
                                          Name:  R. Steve Letbetter
                                          Its:   President and Chief
                                                 Executive Officer

                                          CENTERPOINT ENERGY, INC.,
                                          a Texas corporation

                                          By: /s/ DAVID M. MCCLANAHAN
                                            ------------------------------------
                                          Name:  David M. McClanahan
                                          Its:   Vice Chairman

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